--------------------------------------------------------------------------------
FINANCIAL HIGHLIGHTS
--------------------------------------------------------------------------------


YEAR ENDED JANUARY 31                    1999              1998               1997               1996              1995
----------------------------------------------------------------------------------------------------------------------------
(Dollars in Thousands
except where noted*)

Net sales                            $     407,930     $    369,865       $    218,485       $    234,030      $    183,365
Operating income                     $      36,685     $     40,770       $     24,850       $     16,415      $     19,350
Net income                           $      21,370     $     21,040(2)    $     17,420       $     10,550(3)   $     12,250
EBITDA(1)                            $      62,990     $     61,200       $     35,065       $     25,640      $     26,535


Per common share*
Net income:
   Basic                             $        1.77     $       1.73(2)    $       1.48       $        .88(3)   $       1.02
   Diluted                           $        1.63     $       1.60(2)    $       1.48       $        .88(3)   $       1.02
 Book value                          $       10.31     $       9.32       $       8.46       $       7.74      $       7.37

Working capital                      $      94,548     $     81,063       $     32,750       $     49,829      $     40,821
Expenditures for property,
 plant and equipment                 $      22,357     $     15,453       $     16,624       $     11,825      $     21,921
Total assets                         $     347,857     $    349,592       $    199,493       $    153,190      $    137,109
Long-term debt                       $     142,783     $    144,785       $     12,810       $      9,531      $      7,809
Shareholders' equity                 $     119,494     $    110,551       $     98,757       $     92,057      $     88,538
Number of employees                          2,174            2,322              1,293              1,103               993


(1) Management believes that Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) is a key measure of cash flow.
(2) After $14,890 ($9,770 or $.74 per share, net of taxes) credit for environmental insurance settlements, net of certain expenses. See note 12 to consolidated financial statements.
(3) After $12,000 ($7,800 or $.65 per share, net of taxes) charge for environmental expenses. See note 12 to consolidated financial statements.

--------------------------------------------------------------------------------
                               FINANCIAL SUMMARY
--------------------------------------------------------------------------------
         DOLLARS IN MILLIONS


 NET SALES
--------------------------------------------------------------------------------

                                    [GRAPH]


 OPERATING INCOME
--------------------------------------------------------------------------------

                                    [GRAPH]


 NET INCOME
--------------------------------------------------------------------------------

                                    [GRAPH]


 EARNINGS BEFORE INTEREST, TAXES,
 DEPRECIATION AND AMORTIZATION (EBITDA)(1)
--------------------------------------------------------------------------------

                                    [GRAPH]

CONSOLIDATED STATEMENTS OF INCOME
----------------------------------------------------------------------------------------------------------------------
(Dollars in Thousands, except per share amounts)


YEAR ENDED JANUARY 31                                          1999                     1998                    1997
--------------------------------------------------------------------------------------------------------------------------
NET SALES                                                 $     407,930            $     369,865            $    218,485
--------------------------------------------------------------------------------------------------------------------------

Operating expenses:
      Cost of goods sold                                        281,195                  259,605                 143,080
      Depreciation and amortization                              21,550                   20,280                  10,280
      Selling and administrative expenses                        68,500                   64,100                  40,275
      Environmental expenses, net (Note 12)                           -                  (14,890)                      -
--------------------------------------------------------------------------------------------------------------------------
TOTAL OPERATING EXPENSES                                        371,245                  329,095                 193,635
--------------------------------------------------------------------------------------------------------------------------


Operating income                                                 36,685                   40,770                  24,850

Interest expense                                                 10,940                    9,440                     876
Interest income                                                    (755)                    (610)                 (1,076)
Other (income) expense, net                                      (4,755)                    (150)                     65
--------------------------------------------------------------------------------------------------------------------------

Income before income taxes                                       31,255                   32,090                  24,985
Income taxes (Note 4)                                             9,885                   11,050                   7,565
--------------------------------------------------------------------------------------------------------------------------

Net income                                                       21,370                   21,040                  17,420
--------------------------------------------------------------------------------------------------------------------------

Dividends paid on preferred shares
  of subsidiaries                                                   530                      570                      60
--------------------------------------------------------------------------------------------------------------------------

Net income applicable to common
  shareholders                                            $      20,840            $      20,470            $     17,360
--------------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------------

Basic earnings per share                                  $        1.77            $        1.73            $       1.48
--------------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------------

Diluted earnings per share                                $        1.63            $        1.60            $       1.48
--------------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------------

The accompanying notes to consolidated financial statements are an integral part of this statement.

CONSOLIDATED BALANCE SHEET
---------------------------------------------------------------------------------------------------------------------
(Dollars in Thousands except share and per share amounts)


YEAR ENDED JANUARY 31                                                                      1999                         1998
------------------------------------------------------------------------------------------------------------------------------------

ASSETS
Current assets:
       Cash and cash equivalents                                                      $       11,460              $       12,966
       Accounts receivable, less allowance
             for doubtful accounts of $1,009 and $743                                         72,354                      62,271
       Inventories, at average cost which is lower than market:
             Finished goods and components                                                    44,496                      42,280
             Goods in process                                                                  2,309                       3,965
             Raw materials                                                                    15,210                      12,035
------------------------------------------------------------------------------------------------------------------------------------
                                                                                              62,015                      58,280
       Deferred income taxes (Note 4)                                                            254                       1,165
       Prepaid expenses                                                                        7,640                       6,011
------------------------------------------------------------------------------------------------------------------------------------
             Total current assets                                                            153,723                     140,693

Property, plant and equipment, net (Notes 5 and 9)                                           100,075                     101,147
Deferred income taxes (Note 4)                                                                 3,370                       4,044
Goodwill (Note 10)                                                                            86,462                      94,982
Other assets                                                                                   4,227                       8,726
------------------------------------------------------------------------------------------------------------------------------------
             Total assets                                                             $      347,857              $      349,592
------------------------------------------------------------------------------------------------------------------------------------

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
       Notes payable to banks (Note 5)                                                $        9,817              $       13,193
       Current portion of long-term debt (Note 5)                                              6,510                       2,501
       Accounts payable                                                                       26,789                      23,604
       Accrued payroll and payroll taxes                                                       6,954                       7,331
       Other accrued expenses                                                                  9,105                      13,001
------------------------------------------------------------------------------------------------------------------------------------
             Total current liabilities                                                        59,175                      59,630

Long-term debt (Note 5)                                                                      142,783                     144,785
Accrued environmental expenditures (Note 12)                                                   7,228                      10,316
Other liabilities                                                                              3,228                       3,720
------------------------------------------------------------------------------------------------------------------------------------
             Total liabilities                                                               212,414                     218,451
------------------------------------------------------------------------------------------------------------------------------------

Commitments and contingencies (Notes 10, 11,12 and 13)
Mandatorily redeemable convertible preferred stock and
 minority interest (Note 10)                                                                  15,949                      20,590

Shareholders' equity (Notes 6 and 7):
       Common stock, $.50 par value, authorized
       20,000,000 shares; 11,715,488 and 11,988,208 shares issued                              5,858                       5,994
       Additional paid-in capital                                                                 --                       3,711
       Retained earnings                                                                     125,065                     109,091
       Accumulated other comprehensive income:
             Cumulative foreign currency translation adjustments                             (11,200)                     (8,016)
       Treasury stock, at cost, 127,498 shares                                                  (229)                       (229)
------------------------------------------------------------------------------------------------------------------------------------
             Total shareholders' equity                                                      119,494                     110,551
------------------------------------------------------------------------------------------------------------------------------------
             Total liabilities and shareholders' equity                               $      347,857              $      349,592
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------


The accompanying notes to consolidated financial statements are an integral part of this statement.


CONSOLIDATED STATEMENT OF CHANGES IN SHAREHOLDERS' EQUITY
------------------------------------------------------------------------------------------------------------------------------------
(Dollars in Thousands except per share amounts)

------------------------------------------------------------------------------------------------------------------------------------
                                                                                                       Accumulated
                                       Common Stock          Additional                                   Other           Annual
                                 -----------------------      Paid-In     Treasury      Retained      Comprehensive    Comprehensive
                                   Shares       Amount        Capital       Stock       Earnings         Income           Income
------------------------------------------------------------------------------------------------------------------------------------
BALANCE AT JANUARY 31, 1996         11,897    $   6,139     $    568     $    (686)    $    85,083    $         953     $        -

Net income                               -            -            -             -          17,420                -         17,420
Dividends ($0.45 per share)              -            -            -             -          (5,340)               -              -
Common stock repurchased              (230)        (115)        (568)            -          (2,602)
Translation adjustment                   -            -            -             -               -           (2,095)        (2,095)
------------------------------------------------------------------------------------------------------------------------------------


BALANCE AT JANUARY 31, 1997         11,667        6,024            -          (686)         94,561           (1,142)        15,325

Net income                               -            -            -             -          21,040                -         21,040
Dividends ($0.40 per share)              -            -            -             -          (5,505)               -              -
Common stock repurchased               (60)         (30)                                    (1,005)               -              -
Treasury shares issued for
       acquisitions                    254            -        3,711           457               -                -              -
Translation adjustment                   -            -            -             -               -           (6,874)        (6,874)
------------------------------------------------------------------------------------------------------------------------------------


BALANCE AT JANUARY 31, 1998         11,861        5,994        3,711          (229)        109,091           (8,016)        14,166

Net income                               -            -            -             -          21,370                -         21,370
Dividends ($0.40 per share)              -            -            -             -          (5,361)               -              -
Common stock repurchased              (289)        (145)      (3,919)            -               -                -              -
Stock options exercised                 15            8          239             -               -                -              -
Redemption of mandatorily
       redeemable convertible
       preferred stock                   -            -          (54)            -             (35)               -              -
Translation adjustment                   -            -            -             -               -           (3,184)        (3,184)
Other                                    1            1           23             -               -                -              -
------------------------------------------------------------------------------------------------------------------------------------


BALANCE AT JANUARY 31, 1999         11,588    $   5,858     $      -     $    (229)    $   125,065    $     (11,200)    $   18,186
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------


The accompanying notes to consolidated financial statements are an integral part of this statement.

CONSOLIDATED STATEMENT OF CASHFLOWS
--------------------------------------------------------------------------------------------------------------------------------
(Dollars in Thousands)


Year Ended January 31                                                              1999                1998              1997
--------------------------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES:
       Net income                                                                $ 21,370            $ 21,040          $ 17,420
       Adjustments to reconcile net income to net cash provided by operating activities:
             Depreciation and amortization                                         21,550              20,280            10,280
             Deferred income taxes                                                  1,770              (9,863)              613
             Gain on sale of property                                              (3,873)                  -                 -
       Changes in operating assets and liabilities, net of effects of acquisitions:
          Accounts receivable                                                     (10,083)               (963)              535
          Inventories                                                              (3,735)             (6,626)             (258)
          Income taxes                                                             (3,658)              2,904            (2,099)
          Prepaid expenses                                                         (1,629)             (3,577)           (1,073)
          Accounts payable and accrued expenses                                     2,570              (7,018)           (1,523)
          Accrued environmental expenditures                                       (3,088)              1,403            (1,587)
          Other liabilities                                                          (492)             (1,879)               66
--------------------------------------------------------------------------------------------------------------------------------

          Net cash provided by operating activities                                20,702              15,701            22,374
--------------------------------------------------------------------------------------------------------------------------------

CASH FLOWS FROM INVESTING ACTIVITIES:
       Additions to property, plant and equipment                                 (15,459)            (15,453)          (16,624)
       Dispositions of property, plant and equipment                                1,545                   -                 -
       Business acquisitions                                                            -             (72,534)          (22,849)
       Proceeds from sale of property, plant and equipment                          9,830               5,036                 -
       Other assets                                                                 7,772              (4,377)               64
--------------------------------------------------------------------------------------------------------------------------------

          Net cash (used) provided by investing activities                          3,688             (87,328)          (39,409)
--------------------------------------------------------------------------------------------------------------------------------

CASH FLOWS FROM FINANCING ACTIVITIES:
       Payments on long-term debt                                                  (5,241)            (36,034)           (2,742)
       Proceeds from issuance of long-term debt                                         -             135,759             2,055
       Notes payable to banks, net                                                 (3,376)            (20,264)           19,297
       Redemption of convertible preferred stock and minority interest             (4,730)                  -                 -
       Repurchase of common stock                                                  (4,064)             (1,035)           (3,285)
       Issuance of common stock                                                       271                   -                 -
       Cash dividends paid                                                         (5,361)             (5,505)           (5,340)
--------------------------------------------------------------------------------------------------------------------------------

          Net cash (used) provided by financing activities                        (22,501)             72,921             9,985
--------------------------------------------------------------------------------------------------------------------------------

EFFECT OF EXCHANGE RATE CHANGES                                                    (3,395)             (3,970)             (634)
--------------------------------------------------------------------------------------------------------------------------------

DECREASE IN CASH AND CASH EQUIVALENTS                                              (1,506)             (2,676)           (7,684)

CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR                                     12,966              15,642            23,326
--------------------------------------------------------------------------------------------------------------------------------

CASH AND CASH EQUIVALENTS AT END OF YEAR                                         $ 11,460            $ 12,966          $ 15,642
--------------------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------------------

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
       Cash paid during the year for:
          Interest                                                               $ 12,220            $  8,608          $    804
          Income taxes                                                           $ 13,925            $ 12,936          $  8,864
       Mandatorily redeemable convertible preferred stock issued
             for acquisition                                                     $      -            $      -          $  4,950
       Exchangeable preferred stock issued for acquisition                       $      -            $ 15,640          $      -


The accompanying notes to consolidated financial statements are an integral part of this statement.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

NOTE 1 -  SUMMARY OF PRINCIPAL
          ACCOUNTING POLICIES

THE COMPANY

    Cascade Corporation (the Company) is an international company engaged in the business of designing, manufacturing and selling equipment used primarily in materials handling applications. The Company manufactures an extensive line of hydraulically actuated attachments designed for mounting on lift trucks. Other major products include forks for lift trucks and non-pneumatic (solid) tires used primarily in material handling operations. Accordingly, the Company's sales and the collection of accounts receivable are largely dependent on the sales of lift trucks and on the sales of replacement parts. In addition, the majority of the Company's sales are made in North America.

    Headquartered in Portland, Oregon, the Company employs more than 2,100 people and maintains operations in 15 countries outside the United States. The Company was founded in 1943.

PRINCIPLES OF CONSOLIDATION

    The consolidated financial statements include the accounts of the Company and its subsidiaries, all of which are wholly owned except for certain of its Canadian subsidiaries which have issued convertible preferred stock (Note 10). Inter-company balances and transactions have been eliminated.

CASH AND CASH EQUIVALENTS

    Cash and cash equivalents consist of cash on deposit and highly liquid investments with maturities of three months or less.

DEPRECIATION AND AMORTIZATION

    Property, plant and equipment are stated at cost. Depreciation is generally provided on the straight-line basis over the estimated useful lives of the assets ranging from 15 to 35 years for buildings and 3 to 12 years for machinery and equipment. Goodwill consists of the cost of acquired businesses (Note 10) in excess of the fair value of net identifiable assets acquired. Generally, goodwill is amortized on the straight-line basis over 20 years. On a periodic basis, the Company reviews the realizability of recorded long-lived assets based upon expectations of nondiscounted cash flows of the acquired businesses. As of January 31, 1999, the Company believes that there are no significantly impaired long-lived assets. Accumulated amortization of goodwill and other assets was $9,518,000 and $4,706,000 at January 31, 1999 and 1998, respectively.

RESEARCH AND DEVELOPMENT COSTS

    Research and development costs are expensed as incurred.

Research and development expense is related to developing new products and to improving existing products or processes.

INCOME TAXES

    Income taxes are accounted for in accordance with Statement of Financial Accounting Standards No. 109 (SFAS 109) "Accounting for Income Taxes." Deferred income taxes are recognized for the tax consequences of temporary differences by applying enacted statutory tax rates applicable to future years to differences between the financial statement carrying amounts and the tax bases of existing assets and liabilities.

DIVESTITURE OF WORLDMAST PRODUCT LINE

    On January 22, 1999, the Company completed the sale of its Worldmast product line to Lift Technologies, Inc. for approximately $11,242,000. A former Cascade officer and director is the principal owner of Lift Technologies, Inc. The Company recorded a gain on the sale of $582,000. The transaction included the sale of the Worldmast factory in Westminster, South Carolina as well as other related manufacturing assets in North America and Europe. In fiscal 1998, the Worldmast product line contributed approximately $54,000,000 in net sales.

FORWARD EXCHANGE CONTRACTS

    The Company enters into foreign exchange contracts to manage its exposure of foreign currency exchange risk. At January 31, 1999, the Company had approximately $7,382,000 in contracts to buy or sell foreign currency in the future. Substantially all of these contracts mature in one month or less. Gains or losses on such contracts are recognized in income and are measured over the period of the contract by reference to the forward rate for a contract to be consummated on the same future date as the original contract.

STOCK-BASED COMPENSATION

    The Company accounts for its stock-based compensation under APB 25.

FOREIGN CURRENCY TRANSLATION

    The Company translated the balance sheets of its foreign subsidiaries using fiscal year end exchange rates. The statements of income are translated using the average exchange rates for the fiscal year. The effects of such translations are included in the shareholders' equity account "cumulative foreign currency translation adjustments" as decreases of $3,184,000, $6,874,000 and $2,095,000 for the years ended January 31, 1999, 1998 and 1997, respectively.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

ENVIRONMENTAL REMEDIATION

    The Company accrues environmental remediation costs if it is probable that an asset has been impaired or a liability incurred at the financial statement date and the amount can be reasonably estimated. Environmental compliance costs are expensed as incurred. Certain environmental costs are capitalized and depreciated over their estimated useful lives.

FAIR VALUE OF FINANCIAL ASSETS AND LIABILITIES

    The fair value of the Company's monetary assets and liabilities are evaluated based upon the existing interest rates related to such assets and liabilities compared to current market rates of interest. The carrying value of all of the Company's monetary assets and liabilities approximates fair value as of January 31, 1999 and 1998.

REVENUE RECOGNITION

    The Company recognizes revenue when products are shipped to customers.

USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements. Changes in such estimates may affect amounts reported in future periods. Significant estimates and judgements made by management of the Company include matters such as the collectibility of accounts receivable, realizability of deferred income tax assets, realizability of intangible assets and future costs of environmental matters.

NOTE 2 - ADOPTION OF FINANCIAL ACCOUNTING
         STANDARDS NUMBER 133

    The Company adopted Statement of Financial Accounting Standards No. 133
(FAS 133), "Accounting for Derivative Instruments and Hedging Activities" in 1998. The adoption resulted in no material adjustment to the Company's financial statements.

NOTE 3 - DERIVATIVE INSTRUMENTS
         AND HEDGING ACTIVITIES

    The Company has operations and sells products to dealers and original equipment manufacturers throughout the world. Approximately 35 percent of the Company's revenues are generated from international customers. The Company's activities expose it to a variety of market risks, including the effects of changes in foreign-currency exchange rates. These financial exposures are monitored and managed by the Company within the Company's foreign exchange management policy as approved by the Board of Directors. The Company's risk-management program focuses on the unpredictability of financial markets and seeks to reduce the effects that the volatility of these markets may have on its operating results.

    The Company maintains a foreign-currency risk-management strategy that uses derivative instruments to protect its interests from unanticipated fluctuations in earnings caused by volatility in currency exchange rates. Various amounts of the Company's payables, receivables and subsidiary royalties are denominated in foreign currencies, thereby creating exposures to changes in exchange rates.

    The Company purchases foreign-currency forward-exchange contracts, with contract terms normally lasting less than one month, to protect against the adverse effects that exchange rate fluctuations may have on foreign currency denominated trade receivables and trade payables. These derivatives do not qualify for hedge accounting, in accordance with FAS 133, because they relate to existing assets or liabilities denominated in a foreign currency. The gains and losses on both the derivatives and the foreign-currency-denominated trade receivables and payables are recorded as transaction adjustments in current earnings thereby minimizing the effect on current earnings of exchange-rate fluctuations.

    By using derivative financial instruments to hedge exposures to changes in exchange rates, the Company exposes itself to credit risk and market risk. Credit risk is the failure of the counterparty to perform under the terms of the derivatives contract. When the fair value of a derivative contract is positive, the counterparty owes the Company, which creates repayment risk for the Company. When the fair value of a derivative contract is negative, the Company owes the counterparty and, therefore, it does not possess repayment risk. The Company minimizes the credit or repayment risk in derivative instruments by: entering into transactions with counterparties whose credit ratings are A/A or higher; monitoring the amount of exposure to each counterparty; and monitoring the financial condition of its counterparties.

    Market risk is the adverse effect on the value of a foreign-exchange contract that results from a change in the underlying exchange rates. The market risk associated with foreign-exchange contracts is managed by the establishment and monitoring of parameters that limit the types and degree of market risk that may be undertaken.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------


NOTE 4 - INCOME TAXES

YEAR ENDED JANUARY 31                         1999            1998            1997
-------------------------------------------------------------------------------------
(Dollars in Thousands)
Income before taxes was as follows:
    United States                         $   23,260      $   28,260     $   15,990
    Foreign                                    7,995           3,830          8,995
-------------------------------------------------------------------------------------
          Total                           $   31,255      $   32,090     $   24,985
-------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------

Taxes charged (credited) against operations were as follows:
    Current
       Federal                            $    6,625      $    9,105     $    2,572
       State                                   1,300             925            819
       Foreign                                 1,425           4,260          2,816
-------------------------------------------------------------------------------------
          Total                                9,350          14,290          6,207
-------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------

    Deferred
       Federal                                   150            (430)           932
       State                                      65             (80)           296
       Foreign                                   320          (2,730)           130
-------------------------------------------------------------------------------------
          Total                                  535          (3,240)         1,358
-------------------------------------------------------------------------------------
    Total income taxes                    $    9,885      $   11,050     $    7,565
-------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------

The federal rate reconciles to the effective
  rate as follows:
    Federal statutory rate                     35.0%           35.0%          35.0%
    State income taxes,
       net of federal tax benefits              2.9             1.7            2.9
    Effect of foreign tax rates                (3.8)             .6           ( .8)
    IRS settlement                              -               -             (5.7)
    Tax credits and other                      (2.5)           (2.9)          (1.1)
-------------------------------------------------------------------------------------
       Effective income tax rate               31.6%           34.4%          30.3%
-------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------

The deferred tax liabilities (assets) recorded on the consolidated balance sheet are comprised of the following:

JANUARY 31                                                     1999            1998
-------------------------------------------------------------------------------------
(Dollars in Thousands)
    Accruals not deductible until paid                   $     (169)      $  (1,113)
    Other                                                       (85)            (52)
-------------------------------------------------------------------------------------
       Current deferred income taxes                     $     (254)      $  (1,165)
-------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------

    Depreciation                                         $    4,030       $   4,651
    Employee benefits                                        (1,178)         (1,151)
    Accrued environmental expenditures                       (3,920)         (4,983)
    Other                                                    (2,302)         (2,561)
-------------------------------------------------------------------------------------
       Noncurrent deferred income taxes                  $   (3,370)      $  (4,044)
-------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------

NOTE 5 - BORROWINGS

JANUARY 31                                                    1999            1998
-------------------------------------------------------------------------------------
(Dollars in Thousands)
$100 million revolving line of credit, interest payable
    currently at a variable rate (based on certain
    financial ratios of the Company) over prime or
    LIBOR (6.625% at 1/31/99); principal payable
    in 2002                                                 $ 59,000        $ 60,000
6.7% mortgage note, due quarterly through 2008
    secured by plant                                           6,856           7,127
6.92% series A and series B senior notes, interest
    payable currently, principal due annually 2002
    through 2007                                              75,000          75,000
Fixed assets under capital lease, variable interest
    (5.5% at 1/31/99), monthly payments through 200l           5,908               -
4.1% mortgage note, due semi-annually through
    2001, secured by building                                  1,031           2,424
Other                                                          1,498           2,735
-------------------------------------------------------------------------------------
                                                             149,293         147,286

Less current maturities                                        6,510           2,501
-------------------------------------------------------------------------------------
Total long-term debt                                        $142,783        $144,785
-------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------

    The revolving line of credit agreement and the series A and B senior notes contain dividend restrictions and certain covenants, including covenants related to subsidiary indebtedness, additional indebtedness, net worth, fixed charges, funded debt and leverage ratios. At January 31, 1999, the Company was in compliance with its loan covenants.

    Maturities of long-term debt for the years January 31, 2000 through January 31, 2004, and thereafter, respectively, are $6,510,000, $3,370,000, $13,222,000,
$72,222,000, $13,222,000, and $40,747,000. Borrowing arrangements with commercial banks provided short-term lines of credit at January 31, 1999 totalling $22,322,000, of which $12,505,000 was unused. Average interest rates on short-term borrowings were 3.7% and 4.1% at January
31, 1999 and 1998, respectively.

NOTE 6 - STOCK OPTION PLAN

    The Company has reserved 800,000 shares of common stock for the Cascade Corporation 1995 Senior Managers' Incentive Stock Option Plan (the Plan). The Plan permits the award of incentive stock options (ISO) to officers and key employees. Under the terms of the Plan, the purchase price of shares subject to each ISO granted must not be less than the fair market value on the date of grant. Accordingly, no compensation cost has been recognized for the stock option plan. Outstanding options vest after three years and are exercisable for ten years from the date of grant.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------


    The Company has determined that the pro forma effects of applying SFAS 123 would reduce earnings by $556,000, $247,000 and $100,000 for 1998, 1997, and
1996, respectively, using the following assumptions:

YEAR ENDED JANUARY 31                      1999             1998              1997
-------------------------------------------------------------------------------------
(Dollars in Thousands)
Risk-free interest rate                     5.5%              6.5%              6.7%
Expected life                            5 Years           5 Years           5 Years
Expected volatility                          35%               30%               26%
Expected dividend yield                     2.5%              2.5%              3.0%

A summary of the Plan's status at January 31, 1999, 1998 and 1997 together with changes during the periods then ended are presented in the following table:

                                                                   WEIGHTED AVERAGE
                                                        SHARES     PRICE PER SHARE
                                                        ------     ---------------
BALANCE JANUARY 31, 1996                                75,253          $ 16.37


Granted                                                 93,341            16.00
Forfeited                                              (23,162)           16.17
--------------------------------------------------------------------------------------
BALANCE JANUARY 31, 1997                               145,432          $ 16.17


Granted                                                136,262            15.25
Forfeited                                               (1,971)           15.25
--------------------------------------------------------------------------------------
BALANCE JANUARY 31, 1998                               279,723          $ 15.73


Granted                                                237,337            16.37
Exercised                                              (15,077)           16.37
Forfeited                                             (122,794)           15.87
--------------------------------------------------------------------------------------
BALANCE JANUARY 31, 1999                               379,189          $ 16.00
--------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------

The following table summarizes information about fixed options outstanding at January 31, 1999.

   EXERCISE               NUMBER                WEIGHTED           WEIGHTED AVERAGE
     PRICE               OF SHARES            AVERAGE PRICE        CONTRACTUAL LIFE
   $  15.25                89,825               $ 15.25                    8
   $  16.00                43,680               $ 16.00                    7
   $  16.37               245,684               $ 16.37                    8

NOTE 7 - CAPITAL STOCK

    There are 200,000 shares authorized of no par value preferred stock; none are outstanding.

NOTE 8 - EARNINGS PER SHARE

    The Company calculates earnings per share in accordance with Statement of Financial Accounting Standards No. 128 (SFAS 128) "Earnings Per Share." Accordingly, basic earnings per share is computed by dividing income available to common shareholders by the weighted average number of common shares outstanding for the period. Diluted earnings per share reflects potential dilution that could occur if convertible securities or stock options were exercised or converted into common stock.

YEAR ENDED JANUARY 31                         1999            1998            1997
------------------------------------------------------------------------------------
(Dollars and Shares in Thousands
 Except Per Share Amounts)
BASIC EARNINGS PER SHARE:

Net income                                $   21,370       $   21,040     $   17,420
Preferred stock dividends                       (530)            (570)           (60)
------------------------------------------------------------------------------------
Income available
    to common shareholders                    20,840           20,470         17,360
------------------------------------------------------------------------------------
Basic weighted-average shares
    of common stock outstanding               11,748           11,858         11,781
------------------------------------------------------------------------------------
Basic EPS                                 $     1.77       $     1.73     $     1.48
------------------------------------------------------------------------------------
------------------------------------------------------------------------------------

Diluted Earnings Per Share:
Income available
    to common shareholders                    20,840       $   20,470     $   17,360
Effect of dilutive securities:
    Mandatorily redeemable
    convertible preferred stock                  410              440              -
    Exchangeable preferred stock                 120              130             60
------------------------------------------------------------------------------------
Net income                                $   21,370       $   21,040     $   17,420
------------------------------------------------------------------------------------
------------------------------------------------------------------------------------

WEIGHTED-AVERAGE SHARES OF
    COMMON STOCK OUTSTANDING                  11,748           11,858         11,781

Assumed conversion of mandatorily
    convertible preferred stock                1,091              985              -
Exchangeable preferred stock                     309              330             16
Dilutive effect of stock options                   -               17              -
------------------------------------------------------------------------------------
Diluted weighted-average shares
    of common stock outstanding               13,148           13,190         11,797
------------------------------------------------------------------------------------
Diluted EPS                               $     1.63       $     1.60     $     1.48
------------------------------------------------------------------------------------
------------------------------------------------------------------------------------

NOTE 9 - PROPERTY, PLANT AND EQUIPMENT

January 31                                                 1999         1998
--------------------------------------------------------------------------------
(Dollars in Thousands)
Land                                                     $   5,261   $   5,555
Construction in progress                                        99         592
Buildings                                                   43,146      43,675
Machinery and equipment                                    162,194     150,603
--------------------------------------------------------------------------------
                                                           210,700     200,425

Accumulated depreciation                                  (110,625)    (99,278)
--------------------------------------------------------------------------------
                                                         $ 100,075   $ 101,147
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

NOTE 10 - ACQUISITIONS

1997 ACQUISITIONS

    In February 1997, the Company purchased all of the outstanding capital stock of Hyco-Cascade Pty., Ltd., an Australian manufacturer and distributor of lift truck attachments and accessories. The amount paid in connection with this purchase was $12,603,000, which consisted of $7,447,000 in debt, $3,656,000 in common stock and $1,500,000 in cash.

    On March 11, 1997 the Company acquired all of the outstanding capital stock of Kenhar Corporation. Kenhar Corporation is the world's leading manufacturer of forks for lift trucks with sales and manufacturing locations in North America, Europe and Asia. The aggregate purchase price for this acquisition was approximately $71,944,000 and included $56,304,000 in debt and 1,100,000 exchangeable preferred shares of Cascade (Canada) Holdings, Inc. (Exchangeable Shares valued at approximately $15,640,000.) The Exchangeable Shares are convertible share for share into Cascade Corporation common stock. In fiscal 1998 300,000 exchangeable shares were redeemed for $4,350,000. Holders of Exchangeable Shares are entitled to voting rights of an equivalent number of Company common shares and are entitled to dividends equivalent to those declared and paid on like numbers of Cascade common shares. Cascade (Canada) Holdings Inc. is a wholly owned subsidiary of Cascade Corporation. Therefore, although the Exchangeable Shares have rights comparable with the Company's common stock, the Exchangeable Shares have been accounted for, based on their form, as minority interest on the Company's balance sheet.

    The Company also made other acquisitions during 1997 totaling $10,377,000. When the Company purchased Kenhar Corporation, a number of Kenhar's subsidiaries had minority interest holders. The Company has now acquired all of these minority interests. In addition, during 1997, the Company purchased a U.S. manufacturer of hydraulic cylinders and a European fork manufacturer.

1996 ACQUISITIONS

    In January 1997, the Company purchased all of the outstanding capital stock of Industrial Tires Limited, a Canadian corporation that manufactures solid rubber tires for the material handling industry. The total purchase price, including direct costs of acquisition and 330,000 shares of Cascade (Canada), Inc. Preferred Stock (the Preferred Stock) was $23,660,000.

    Each share of the Preferred Stock is convertible into one share of the Company's common stock at the holder's option. In addition, the Preferred Stock gives the holder the ability to require the Company to repurchase the shares on or after January 13, 2002 at the original issuance price of approximately $15 per share, for a maximum repurchase obligation of approximately $4,950,000. Consequently, the Preferred Stock is classified as "Mandatorily Redeemable Convertible Preferred Stock." The provisions of the Preferred Stock also entitle the holder to cumulative dividends paid on the common shares of Cascade Corporation and to a liquidation preference equal to approximately $15 per share in priority to any payment on any shares ranking junior to the Preferred Stock.

    In addition to the acquisitions discussed above, during 1996 the Company acquired two other manufacturers in related businesses. The purchase price for these acquisitions was $4,063,000.

    All of the above acquisitions were accounted for under the purchase method of accounting. The acquired businesses have been included in the Company's results of operations since each respective acquisition date.

PRO FORMA INFORMATION

    The following unaudited consolidated pro forma information shows the Company's results of operations as though the 1996 and 1997 acquisitions had occurred on February 1, 1996 and 1997 respectively.

YEAR ENDED JANUARY 31                                1998                1997
----------------------------------------------------------------------------------
(Dollars in Thousands except per share amounts)
UNAUDITED

Total revenue                                      $ 377,565           $ 358,268

Net income                                         $  21,516           $  13,616

Net income per share - basic                       $    1.77           $    1.16

Net income per share - diluted                     $    1.62           $    1.01

    The pro forma results of operations have been adjusted to include the additional costs of depreciation, goodwill amortization and interest expense based on the actual purchase price and related borrowings. Expenses have not been reduced to reflect any operational efficiencies that may result from the combination of these entities.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

NOTE 10 - ACQUISITIONS (CONTINUED)

    The pro forma results are not necessarily indicative of the actual results of operations that would have occurred had the purchases been made at the beginning of the respective periods or of results that may occur in the future.

NOTE 11 - COMMITMENTS AND CONTINGENCIES

    The Company leases certain of its facilities and equipment under noncancelable operating leases. The minimum rental commitments under these leases for the years ending January 31, 2000 through January 31, 2004, respectively, are $4,401,000, $3,123,000, $2,067,000, $1,531,000 and $804,000.
For the years ended January 31, 1999, 1998 and 1997 total rentals charged to expense amounted to $4,800,000, $2,042,000 and $789,000.

NOTE 12 - ENVIRONMENTAL MATTERS

    The Company is engaged in environmental investigations and remediation efforts in its ordinary course of business. The Company has sued a number of its insurers to enforce policies it contends provide coverage for expenses associated with these efforts. Earnings for the year ended January 31, 1998 include the effect of settlements with several of these insurers totaling $23,750,000. The impact of these settlements on net income, after adjusting for certain litigation and environmental expenses and income taxes, was approximately $9,770,000. Litigation against two remaining insurers resulted in a jury verdict in the Company's favor. As issues involving damages, prejudgment interest, attorneys fees, and declaratory relief are pending before the trial court, the financial statements have not been adjusted to account for the jury verdict.

    The Company's accrued environmental liability at January 31, 1999 totalled $8,228,000, of which $1,000,000 is expected to be spent in 1999 and is included in current liabilities in "other accrued expenses." The Company believes this accrual is adequate and fairly approximates known future remediation costs. However, since future remediation costs are subject to many uncertainties, actual expenses may exceed the amount recorded at January 31, 1999.

NOTE 13 - PENSION AND OTHER
          POSTRETIREMENT BENEFITS

    The Company has defined benefit plans covering certain employees. In December 1988, the Company amended the plan covering its U.S. employees to limit benefits to those accrued through December 31, 1988. During 1997, the Company settled the pension obligation under this plan by funding lump sum distributions or non-participating annuity contracts.

    The Company's funding policy for the pension plan is to make annual contributions based on actuarially determined funding requirements. The pension benefits are based on years of service and average earnings over a specified five-year period of time.

    The Company sponsors a number of defined contribution plans covering substantially all North American employees. Employees may contribute to these plans and the Company matches these contributions in varying degrees. The Company also makes contributions to certain plans based on a percentage of wages. Defined contribution pension expense for the Company was $2,267,000, $1,901,000 and $1,488,000 for 1998, 1997 and 1996, respectively.

    The Company provides health care benefits for eligible retirees. The Company accounts for such costs under Statement of Financial Accounting Standards No.106 "Employers' Accounting for Postretirement Benefits Other Than Pensions." Therefore, the Company is accruing the future costs of providing such benefits to eligible active employees during the years they render service.

    To estimate the costs of health care benefits for eligible retirees, health care costs were assumed to increase at an annual rate of 10% with the rate of increase declining ratably to 4% by 2005 and thereafter. If the cost trend rates were increased by one percentage point, the accumulated post-retirement benefit obligation as of January 31, 1999 would increase by $579,639 and net periodic post-retirement benefit cost would increase by $53,205.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

NOTE 13 - PENSION AND OTHER POSTRETIREMENT BENEFITS (CONTINUED)

The status of employee pension and other postretirement benefit plans is summarized below:

                                                           PENSION BENEFITS                            OTHER BENEFITS
YEAR ENDED JANUARY 31                            1999           1998           1997          1999            1998          1997
------------------------------------------------------------------------------------------------------------------------------------
(Dollars in Thousands)

CHANGE IN BENEFIT OBLIGATION
    Benefit obligation at beginning of year   $   6,001      $    5,629     $    4,261    $    4,890      $    4,007     $   4,403
       Service cost                                 289             237              -            83              69            83
       Interest cost                                392             529            248           320             281           288
       Participant contributions                    134             187              -             -               -             -
       Plan amendments                                -               -              -             -               -             -
       Acquisition and divestitures                (142)          3,653          1,669             -               -             -
       Exchange rate changes                        (10)              -              -             -               -             -
       Settlements                                    -          (4,603)          (689)            -               -             -
       Benefits paid                               (230)           (625)           (68)         (470)           (403)         (389)
       Actuarial (gain) or loss                   1,470             994            208           297             936          (378)
------------------------------------------------------------------------------------------------------------------------------------
    BENEFIT OBLIGATION AT END OF YEAR         $   7,904      $    6,001     $    5,629    $    5,120      $    4,890     $   4,007
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------

CHANGE IN PLAN ASSETS
    Fair value of plan assets at
         beginning of year                        6,070           5,656          3,866    $        -      $        -     $       -
       Actual return on plan assets               1,129             468            257             -               -             -
       Acquisition and divestitures                (261)          3,691          1,630             -               -             -
       Settlements                                    -          (4,603)          (689)            -               -             -
       Employer contributions                       374           1,296            660           470             403           389
       Participant contributions                    134             187              -             -               -             -
       Benefits paid                               (230)           (625)           (68)         (470)           (403)         (389)
       Exchange rate changes                        (31)              -              -             -               -             -
------------------------------------------------------------------------------------------------------------------------------------
    FAIR VALUE OF PLAN ASSETS AT END OF YEAR  $   7,185      $    6,070     $    5,656    $        -      $        -     $       -
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------

RECONCILIATION OF FUNDED STATUS
    Funded status                             $    (719)     $       69     $       27    $   (5,120)     $   (4,890)    $  (4,007)
    Unrecognized actuarial (gain) or loss            19               -          1,185         2,021           1,860           974
    Unrecognized prior service cost                   -               -            120             -               -             -
------------------------------------------------------------------------------------------------------------------------------------
    NET AMOUNT RECOGNIZED AT YEAR-END         $    (700)     $       69     $    1,332    $   (3,099)     $   (3,030)    $  (3,033)
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------

AMOUNTS RECOGNIZED IN THE STATEMENT OF
FINANCIAL POSITION CONSIST OF:
    Prepaid benefit cost                      $       -      $       69     $    1,332    $        -      $        -     $       -
    Accrued benefit liability                      (700)              -                       (3,099)         (3,030)       (3,033)
------------------------------------------------------------------------------------------------------------------------------------
    NET AMOUNT RECOGNIZED AT YEAR-END         $    (700)     $       69     $    1,332    $   (3,099)     $   (3,030)    $  (3,033)
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------

COMPONENTS OF NET PERIODIC BENEFIT COST
    Service cost                              $     289      $      237     $        -    $       83      $       69     $      83
    Interest cost                                   392             529            248           320             281           288
    Expected return on plan assets                 (312)           (425)          (292)            -               -             -
Amortization of prior service cost                    -               5             13             -               -             -
Amortization of transitional (asset)
      or obligation                                   -              25             70             -               -             -
Recognized net actuarial (gain) or loss               -               -              -           136              49            84
------------------------------------------------------------------------------------------------------------------------------------
    NET PERIODIC BENEFIT COST                 $     369      $      371     $       39    $      539      $      399     $     455
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------

WEIGHTED-AVERAGE ASSUMPTIONS AS OF DEC. 31
    Discount rate                                 6.50%           7.50%         7.25%          6.50%           6.75%         7.25%
    Expected long-term rate of return on
      plan assets                                 6.50%           8.00%         7.25%            N/A             N/A           N/A


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

NOTE 14 - INFORMATION ABOUT OPERATIONS


YEAR ENDED JANUARY 31                    NORTH AMERICA         EUROPE             OTHER         ELIMINATIONS    CONSOLIDATED
----------------------------------------------------------------------------------------------------------------------------
(Dollars in Thousands)

1999
Sales to unaffiliated customers            $ 264,625          $ 111,245         $  32,060        $       -        $ 407,930
Transfers between areas                       15,626              7,679               352          (23,657)               -
---------------------------------------------------------------------------------------------------------------------------
Total revenue                                280,251            118,924            32,412          (23,657)         407,930
---------------------------------------------------------------------------------------------------------------------------
Net income                                    18,135              3,605              (370)               -           21,370
---------------------------------------------------------------------------------------------------------------------------
Identifiable assets                        $ 183,943          $ 130,390         $  33,524        $       -        $ 347,857
---------------------------------------------------------------------------------------------------------------------------

1998

Sales to unaffiliated customers            $ 230,140          $ 102,570         $  37,155        $       -        $ 369,865
Transfers between areas                       17,500              1,020               310          (18,830)               -
---------------------------------------------------------------------------------------------------------------------------
Total revenue                                247,640            103,590            37,465          (18,830)         369,865
---------------------------------------------------------------------------------------------------------------------------
Net income                                    19,125              2,895              (980)               -           21,040
---------------------------------------------------------------------------------------------------------------------------
Identifiable assets                        $ 220,194          $  95,894         $  33,504        $       -        $ 349,592
---------------------------------------------------------------------------------------------------------------------------

1997

Sales to unaffiliated customers            $ 130,145          $  67,925         $  20,415        $       -        $ 218,485
Transfers between areas                       16,971                305               334          (17,610)               -
---------------------------------------------------------------------------------------------------------------------------
Total revenue                                147,116             68,230            20,749          (17,610)         218,485
---------------------------------------------------------------------------------------------------------------------------
Net income                                    12,845              2,815             1,760                -           17,420
---------------------------------------------------------------------------------------------------------------------------
Identifiable assets                        $ 114,873          $  65,932         $  18,688        $       -        $ 199,493
---------------------------------------------------------------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

NOTE 15 - QUARTERLY FINANCIAL INFORMATION (UNAUDITED)


JANUARY 31                                                  1ST QUARTER       2ND QUARTER       3RD QUARTER       4TH QUARTER
---------------------------------------------------------------------------------------------------------------------------------
(Dollars in Thousands except per share amounts)

YEAR ENDED JANUARY 31, 1999

    Net sales                                                $ 107,125         $ 105,160         $ 105,660         $  89,985
    Gross profit before depreciation                            33,490            32,075            33,320            27,850
    Net income                                                   6,815             5,490             6,025             3,040
    Net income per share:

       Basic                                                 $     .56         $     .45         $     .50         $     .26
       Diluted                                               $     .51         $     .41         $     .46         $     .24

YEAR ENDED JANUARY 31, 1998

    Net sales                                                $  84,725         $  90,340         $  97,525         $ 97,275
    Gross profit before depreciation                            26,485            27,895            29,230           26,650
    Net income                                                   2,900             9,705             6,480            1,955
    Net income per share:

       Basic                                                 $     .23         $     .80         $     .54         $    .15
       Diluted                                               $     .23         $     .73         $     .49         $    .15


REPORT OF INDEPENDENT ACCOUNTANTS
--------------------------------------------------------------------------------
TO THE BOARD OF DIRECTORS & SHAREHOLDERS OF CASCADE CORPORATION

In our opinion, the accompanying consolidated balance sheet and the related consolidated statements of income, of changes in shareholders' equity and of cash flows present fairly, in all material respects, the financial position of Cascade Corporation and its subsidiaries at January 31, 1999 and 1998, and the results of their operations and their cash flows for each of the three years in the period ended January 31, 1999, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

/s/ PricewaterhouseCoopers LLP

Portland, Oregon   March 23, 1999


18